Exhibit 99.1

Boston Omaha Announces Closing
of Yellowstone Acquisition Company $125 Million Initial Public Offering

October 26, 2020

OMAHA, NEBRASKA -- (BUSINESS WIRE) – Boston Omaha Corporation (NASDAQ:BOMN) (“Boston Omaha”) announced today that Yellowstone Acquisition Company (“Yellowstone”) closed its initial public offering (the “IPO”) of 12,500,000 units at a price of $10.00 per unit, resulting in gross proceeds of $125,000,000. The units began trading on the NASDAQ Stock Market, LLC (“NASDAQ”) under the ticker symbol “YSACU” on October 22, 2020. BOC Yellowstone LLC, a subsidiary of Boston Omaha, served as the sponsor (the “Sponsor”) for Yellowstone’s IPO.

Each unit issued in the IPO consists of one share of Yellowstone’s Class A common stock and one-half of one warrant, each whole warrant entitling the holder thereof to purchase one share of Class A common stock at an exercise price of $11.50 per share. After the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be listed on NASDAQ under the symbols “YSAC” and “YSACW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

The Sponsor has purchased an aggregate of 7,500,000 warrants (which can increase to 7,875,000 warrants if the underwriters' over-allotment option is exercised in full) at a price of $1.00 per whole warrant ($7,500,000 in the aggregate, or $7,875,000 if the underwriters' over-allotment option is exercised in full) in a private placement that closed simultaneously with the closing of the IPO (the "private placement warrants”).  Each whole private placement warrant is exercisable to purchase one whole share of Yellowstone's Class A common stock at $11.50 per share.  In addition, the Sponsor acquired 3,593,750 shares of Yellowstone's Class B common stock (up to 468,750 shares of which are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised) for a purchase price of $25,000.  The shares of Class B common stock will automatically convert into shares of Class A common stock at the time, if any, when Yellowstone completes an initial business combination, on a one-for-one basis, subject to certain adjustments.  In the event a business combination is not consummated within 15 months following the IPO, then $127,500,000 of the proceeds raised in the IPO and through the sale of the private placement warrants will be paid to redeem the shares of Class A common stock sold to the public.

●	No officer or director of Boston Omaha shall receive any equity issued to the Sponsor.
●	Yellowstone has not selected any potential business combination target.

The purpose of the IPO is to pursue a business combination in an industry other than the three industries in which Boston Omaha currently owns and operates businesses: outdoor advertising, surety insurance and broadband services businesses. For further information regarding the terms of the IPO and the rights and obligations of the Sponsor, please refer to the Yellowstone Prospectus on file with the Securities and Exchange Commission ("SEC") at www.sec.gov.

Boston Omaha elected to proceed with a SPAC public offering for the following reasons:

●

Boston Omaha intends to use its existing capital for the three business lines in which it currently operates: outdoor advertising, surety insurance and fiber-to-the-home broadband services as well as investing in other future potential acquisitions and making other investments.  By teaming with other public investors in the IPO, Yellowstone has the ability to pursue business combinations with larger companies than Boston Omaha could pursue currently on a stand-alone basis.

●

There are many owner-operated businesses interested in minority owners for growth capital. Boston Omaha has invested in a number of these types of businesses. However, Boston Omaha's ability to acquire a significant equity stake in a larger business through a business combination is limited by the Investment Company Act of 1940 (as amended), which requires a company which holds more than 40% of its assets in minority investments in other businesses to register under the Investment Company Act.  This requirement prevents Boston Omaha on a stand-alone basis from consummating larger deals in which it would own a minority interest in a business, thus currently preventing or otherwise significantly limiting its ability to engage in larger business combinations.

●

Acquiring a large percentage of equity in certain businesses, such as regulated financial institutions, would require Boston Omaha to comply with very burdensome and expensive regulations which would both limit its overall business operations due to capital and other financial testing covenants and adversely impact its ability to acquire other businesses which would not otherwise be subject to these regulations.

Wells Fargo Securities served as the sole book runner for the IPO. Yellowstone has granted the underwriters a 45-day option to purchase up to an additional 1,875,000 units at the initial public offering price to cover over-allotments, if any.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from Wells Fargo Securities, Attention: Equity Syndicate Department, 500 West 33rd Street, New York, New York, 10001, at (800) 326-5897 or email a request to cmclientsupport@wellsfargo.com. A registration statement relating to the securities offered by Yellowstone was filed with the SEC and became effective on October 21, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

ABOUT YELLOWSTONE

Yellowstone, led by Adam Peterson and Alex Rozek, is a blank check company formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses with an intention to initially focus on potential combinations in the homebuilding, manufacturing serving the homebuilding market, financial services and commercial real estate industries. To contact Yellowstone, please visit www.yellowstoneac.com or email Yellowstone at contact@yellowstoneac.com.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of Boston Omaha or Yellowstone, including those set forth in the Risk Factors section of Yellowstone’s registration statement and prospectus for the offering filed with the SEC. Copies are available on the SEC’s website at www.sec.gov. Boston Omaha and Yellowstone undertake no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

 Investor Contact:
Catherine Vaughan

contact@bostonomaha.com

2